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                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.
                             STOCK OPTION AGREEMENT



     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of the _______ day of ___________, ______, by and between Mobile Telecommunication Technologies Corp., a Delaware corporation (the "Company"), and ________, a member of the Board of Directors of the Company (the "Board") who is not also employed by the Company (the "Optionee"):

                         W  I  T  N  E  S  S  E  T  H :

     WHEREAS, on _____________, __________ (the "Date of Grant"), the Board
authorized the grant to the Optionee an option to purchase          shares of
the Company's Common Stock, par value $ _________ per share (the "Common Stock"), on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in this Agreement, the Company and the Optionee agree as follows:

     1.  Grant of Option. The Company hereby grants to the Optionee an option
         ---------------
(the "Option") to purchase an aggregate of ___________ (_______) shares of the Common Stock (the "Option Shares") at a price per Option Share equal to __________ ($ ________) (Subject to adjustment in accordance with Section 9 hereof).

     2.  Type of Option. This Option is not intended to qualify as an "incentive
         --------------
stock option" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The Option is intended to be a "Non-Qualified Stock Option" and shall be construed to implement that intent.

     3.  Manner of Exercise.
         ------------------

         (a) The Option shall be exercisable by the Optionee at any time during the Term (as defined in Section 5 hereof) only as follows: (i) neither the Option, nor any part thereof, may be exercised prior to the first anniversary of the Date of Grant of the Option; (ii) from the first anniversary of the Date of Grant until the day before the date eighteen months after the Date of Grant, the Option may be exercised as to not more than 33-1/3 percent of the Option Shares;
(iii) on or after each of the eighteen months and twenty four months after the Date of Grant, the Option may be exercised as to an additional 33-1/3 percent of the Option Shares, plus any Option Shares as to which the Option might theretofore have been exercised but has not been exercised.

         (b) Subject to the restrictions set forth in Section 3(a) above, the Option may be exercised by the Optionee at any time, or from time to time, in whole or in part, during the Term, but only in multiples of fifty (50) shares.
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         (c)  The Optionee shall exercise the Option by delivering a signed written notice to the Company, which notice shall specify the number of Option Shares to be purchased and shall be accompanied by payment in full of the option price in the manner set forth in Section 4 hereof for the number of Option Shares specified in such notice. The Option shall be deemed to have been duly exercised on the date of receipt by the Company of such notice and payment.

         (d) To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the exercise of the Option, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the exercise of the Option that the Optionee pay to the Company the balance of such taxes required to be withheld. At the discretion of the Board, and subject to such terms and conditions as the Board may impose, the Optionee may elect that all or any part of the withholding requirements be satisfied by retention by or tender to the Company of a portion of the Option Shares purchased upon exercise of the Option. If such election is made, the shares so retained shall be credited against such withholding requirements of their fair market value on the date of exercise.

     4.  Payment. The option price shall be payable at the time of exercise (i)
         -------
in cash or by check acceptable to the Company, or (ii) by transfer to the Company of shares of the Company's Common Stock having a value at the time of exercise equal to the total option price, (iii) in any manner mutually agreed upon by the Board, the Optionee and any broker/dealer, pursuant to which the option price is paid from the proceeds of the sale of Option Shares upon the exercise of the Option, or (iv) by a combination of such methods of payment, as determined by the Board in its sole discretion.

     5.  Term and Service.  The term (the "Term") of the Option shall commence
         ----------------
on the Date of Grant and shall continue during the Optionee's continuous term as a director of the Company until the tenth anniversary of the Date of Grant, unless sooner terminated in accordance with Section 6 hereof.

     6.  Termination.  The Option, to the extent not previously exercised or
         -----------
otherwise terminated or expired, shall terminate on the first of the following events to occur:

         (a) On the date the Optionee ceases to be a member of the Board, unless the Optionee ceases to be a member of the Board by reason of death or permanent disability;

         (b) Six months after the death or permanent disability of the Optionee if the Optionee dies or becomes permanently disabled while serving on the Board, provided, however, that the Option shall be exercisable by the
            --------  -------
     personal representative of the Optionee's estate or the person or persons who shall have acquired the right to exercise the Option by bequest or inheritance (in the case of the Optionee's death) or by the Optionee (in the case of the Optionee's permanent disability) only to the extent the Option was exercisable on the date of death or permanent disability, as applicable.

         (c) Notwithstanding the foregoing provisions of this Section 6, in no event may the Option be exercised by the Optionee or the personal representative of the Optionee's estate or

                                       2
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     the person or person who shall have acquired the right to exercise the
     Option by bequest or inheritance, after the tenth anniversary of the Date of Grant.

     7.  Death or Disability or Retirement.  When the Optionee ceases to be a
         ---------------------------------
member of the Board by reason of death or disability, if the Option is not then immediately exercisable in full, the Board may, in its sole discretion, accelerate the time at which the Option may be exercised.

     8.  Transfer.  The Option shall not be transferable by the Optionee other
         --------
than by will or the laws of descent and distribution. The Option shall be exercisable during the Optionee's lifetime only by him (or by his guardian or legal representative). Any other attempted transfer of the Option by the Optionee (voluntarily or by operation of law) shall be null and void.

     9.  Adjustments.  The Board shall make or provide for such adjustments in
         -----------
the numbers of shares of Common Stock covered by the Option, in the prices per Option Share applicable to the Option and in the kind of shares covered thereby, as the Board in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

     10.  Fractional Shares.  The Company shall not be required to issue any
          ------------------
fractional share of Common Stock pursuant to the Option.

     11.   Stockholder Rights.  The Optionee shall not have any rights as a
           -------------------
stockholder of the Option Shares until the actual issuance and delivery to the Optionee of stock certificates following the due exercise of the Option.

     12.  Securities Laws.  The Option shall not be exercisable if such exercise
          ---------------
would involve a violation of any applicable federal or state securities laws, and the Company hereby agrees to make reasonable efforts to comply with such securities laws.

     13.  Communications.  All notices, demands and other communications
          --------------
required or permitted hereunder or designated to be given with respect to he rights or interest covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, with full postage prepaid and addressed to the parties as follows:

     If to the Company, at:    200 South Lamar Street
                               Jackson, MS 39201
                               Attention: J. Robert Fugate

     If to the Optionee, at:

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     14.  Interpretation. The interpretation and construction by the Board of
          --------------
this Agreement shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

     15.  Amendment in Writing.  This Agreement may be amended, but only in a
          --------------------
writing which specifically references this Section and is signed by each of the parties.

     16.  Integration.  This Agreement embodies the entire agreement and
          -----------
understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings and agreements with respect to the subject matter hereof.

     17.  Governing Law.  This Agreement will be governed by, and construed in
          -------------
accordance with, the laws of the State of Delaware, without giving effect to the conflict of law provisions thereof.

     18.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     EXECUTED at Jackson, Mississippi as of this ___________ day of _______________, _____.

                              MOBILE TELECOMMUNICATION
                              TECHNOLOGIES CORP.

                              By:__________________________


     The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the Option granted thereunder.

The Optionee acknowledges that he or she has been advised that the shares of Common Stock covered by this Agreement have not been registered under the Securities Act of 1933 and agrees that he will not make any disposition of such shares unless either (i) such shares have been registered under said Act, or
(ii) an exemption from the registration provisions of said Act is applicable to the Optionee's proposed distribution of such shares. The Optionee understands that the certificates for such shares may bear a legend substantially as follows:

     The shares evidenced by this Certificate have not be registered under the Securities Act of 1933. Such shares may not be sold or otherwise transferred until the same have been registered under said Act or until the Company shall have received an opinion of legal counsel or a copy of a letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission, in either case satisfactory to the Company, that such shares may legally be sold or otherwise transferred without such registration.

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                           SCHEDULE TO EXHIBIT 99.1

Haley Barbour
Gregory B. Maffei
R. Faser Triplett
R. Gerald Turner
E. Lee Walker
John E. Welsh III